BlackRock Science and Technology Trust II

Cusip: 09260K101
Ticker: BSTZ

Record Date	June 15, 2021
Pay Date	June 30, 2021

Distribution Amount per share	$0.171000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date

Net Income	$—	0%	$—	0%
Net Realized Short-Term Capital Gains	$—	0%	$0.249743	23%
Net Realized Long-Term Capital Gains	$0.171000	100%	$0.835257	77%

Return of Capital	$—	0%	$—	0%

Total (per common share)	$0.171000	100%	$1.085000	100%

Average annual total return (in relation to NAV) for the 5-year period ending on June 30, 2021				137.55%

Annualized current distribution rate expressed as a percentage of NAV as of June 30, 2021				4.78%

Cumulative total return (in relation to NAV) for the fiscal year through June 30, 2021				13.65%

Cumulative fiscal year distributions as a percentage of NAV as of June 30, 2021				2.13%

You should not draw any conclusions about the Trust’s investment performance from the amount of this distribution or from the terms of the Trust’s Managed Distribution Plan.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Contact Number:  800-882-0052

BlackRock Science and Technology Trust II

Cusip: 09260K101
Ticker: BSTZ

Record Date	July 15, 2021
Pay Date	July 30, 2021

Distribution Amount per share	$0.171000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributionsfor the Fiscal Year to Date

Net Income	$—	0%	$—	0%
Net Realized Short-Term Capital Gains	$0.157508	92%	$0.508730	56%
Net Realized Long-Term Capital Gains	$0.013492	8%	$0.405270	44%

Return of Capital	$—	0%	$—	0%

Total (per common share)	$0.171000	100%	$0.914000	100%

Average annual total return (in relation to NAV) for the 5-year period ending on May 31, 2021				116.27%

Annualized current distribution rate expressed as a percentage of NAV as of May 31, 2021				5.22%

Cumulative total return (in relation to NAV) for the fiscal year through May 31, 2021				3.47%

Cumulative fiscal year distributions as a percentage of NAV as of May 31, 2021				1.89%

You should not draw any conclusions about the Trust’s investment performance from the amount of this distribution or from the terms of the Trust’s Managed Distribution Plan.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Contact Number:  800-882-0052